UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 3, 2007

Date of Report (Date of earliest event reported)

Commission File Number	Exact Name of Registrant as Specified in Its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
1-1839	COMMONWEALTH EDISON COMPANY (an Illinois corporation) 440 South LaSalle Street Chicago, Illinois 60605-1028 (312) 394-4321	36-0938600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On October 3, 2007, Commonwealth Edison Company (ComEd) entered into an unsecured Credit Agreement dated as of October 3, 2007 (New Credit Agreement) with a group of lenders and JPMorgan Chase Bank, N.A. (JPMorgan), as administrative agent. See Item 2.03 below for a description of the New Credit Agreement and related information.

Item 1.02	Termination of a Material Definitive Agreement.

On October 3, 2007, ComEd and the other parties to a secured Credit Agreement dated as of February 22, 2006 (Prior Credit Agreement) among ComEd, the Lenders party thereto and JPMorgan, as administrative agent, terminated that agreement. The termination occurred concurrently with the entry into the New Credit Agreement. The Prior Credit Agreement was secured by a pledge of a mortgage bond in the stated principal amount of $1 billion issued under ComEd’s Mortgage dated July 1, 1923, as amended and supplemented (Mortgage). The pledged bond was released and cancelled in connection with the termination of the Prior Credit Agreement. In addition, the Prior Credit Agreement contained a restriction on future issuances of bonds under ComEd’s Mortgage. That restriction ended upon the termination of the Prior Credit Agreement and is not contained in the New Credit Agreement. See Item 2.03 below for a description of the New Credit Agreement and related information.

Section 2 – Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 3, 2007, ComEd entered into the New Credit Agreement to replace the Prior Credit Agreement. See Item 1.02 above for more information regarding the termination of the Prior Credit Agreement.

Under the New Credit Agreement, ComEd may borrow funds on a revolving basis, and may request letters of credit, all in a maximum outstanding amount not to exceed $1 billion. Borrowings may bear interest at a rate based upon either prime or the London Interbank Offering Rate (LIBOR), plus an adder based upon ComEd’s credit rating. The maximum adders for prime rate borrowings and LIBOR borrowings are 37.5 basis points and 137.5 basis points, respectively. The New Credit Agreement requires ComEd to pay a facility fee based upon the aggregate commitments under that agreement and a utilization fee, if the amount of the outstanding borrowings and the letters of credit under that agreement exceed 50% of the aggregate commitments. Both fees vary depending upon ComEd’s credit rating. The maximum facility fee and utilization fee are 37.5 basis points and 25 basis points, respectively.

The New Credit Agreement has an initial term expiring on February 16, 2011. ComEd may request up to two one-year extensions of that term, which, if granted by the lenders in their sole discretion, would cause the New Credit Agreement to expire on February 16, 2013. The New Credit Agreement also allows ComEd to request increases in the aggregate commitments, and therefore the aggregate amount available for borrowing and the issuance of letters of credit, up to an additional $500 million. Any such requested increase is subject to the existing lenders, new lenders, or some combination of both, agreeing in their sole discretion to increase existing commitments or extend new commitments.

The New Credit Agreement contains customary representations and warranties, covenants and events of default. The New Credit Agreement requires ComEd to maintain a minimum ratio of cash from operations to interest expense for the twelve-month period ended on the last day of any quarter of 2.00 to 1.0. The ratio excludes (1) after-tax revenues attributable to securitization debt, (2) revenues associated with subsidiaries having solely non-recourse indebtedness, (3) interest expenses attributable to non-recourse indebtedness and securitization debt, and (4) certain changes in working capital. A copy of the New Credit Agreement is attached hereto as Exhibit 99.1.

JPMorgan, which is the administrative agent under the New Credit Agreement and a lender, is also the administrative agent and a lender under existing credit agreements with each of Exelon Corporation (Exelon), Exelon Generation Company, LLC (Generation) and PECO Energy Company (PECO). A number of the other lenders under the New Credit Agreement are also lenders under the existing credit agreements with Exelon, Generation and PECO. Exelon is the parent corporation of Generation, ComEd and PECO. In addition, the lenders and various of their affiliates perform services for Exelon, Generation, ComEd and PECO, including banking and investment banking services.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Credit Agreement dated as of October 3, 2007 among ComEd, the Lenders named therein, and JPMorgan, as Administrative Agent.

* * * * *

This Current Report includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as those discussed in (1) ComEd’s 2006 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 18; (2) ComEd’s Second Quarter 2007 Quarterly Report on Form 10-Q in (a) Part II, Other Information, ITEM 1A. Risk Factors and (b) Part I, Financial Information, ITEM 1. Financial Statements: Note 13; and (3) other factors discussed in filings with the Securities and Exchange Commission by ComEd. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this Current Report. ComEd does not undertake any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMONWEALTH EDISON COMPANY

/s/ Robert K. McDonald
Robert K. McDonald
Senior Vice President, Chief Financial Officer,
Treasurer and Chief Risk Officer
Commonwealth Edison Company

October 9, 2007

EXHIBIT INDEX

Exhibit No.	Description
99.1	Credit Agreement dated as of October 3, 2007 among ComEd, the Lenders named therein, and JPMorgan, as Administrative Agent.